EXHIBIT 99.3
News December 28, 16:23 Eastern Time

Globalock Corp. Appoints Dave Ariss to Board of Directors

PACIFIC PALISADES, Calif., Dec 28, 1999 (BUSINESS WIRE) -- Globalock Corp. (the company) (OTCBB: GLLK), a publicly traded company, board of directors Tuesday announced that Dave Ariss has joined the company as a board member.

Ariss has spent the majority of his professional career in the industrial and commercial real estate industry. Ariss is currently the managing director of the California Commerce Center, a significant master-planned mixed-use business park located in Ontario, Calif. This master-planned mixed-use park is one of the largest business parks in Southern California.

Ariss, in addition to his capacity as managing director of the California Commerce Center, is principal with P.I.B. Realty Advisors, a real estate consulting firm, and was recently appointed to the California World Trade Commission by Governor Pete Wilson.

Ariss' list of professional accomplishments over his career, spanning 30 years, is extensively involved in the California business market and significantly in the global market. Ariss will be a significant asset to the company and to the board of directors.

George Todt, chief executive officer of Globalock, said, "We are pleased to have Mr. Ariss join the board of directors and become a significant contributor to the company."


     For more information, call 310/230-6122.

  Except for historical matter contained herein, the matters discussed in this news release are forward-looking statements and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect assumptions and involve risks and uncertainties, which may affect the company's business and prospects and cause actual results to differ materially from these forward-looking statements.


Copyright (C) 1999 Business Wire.  All rights reserved.


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CONTACT:       Globalock Corp.
               George Todt, 310/230-6122